UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 12, 2024

Avinger, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36817	20-8873453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Chesapeake Drive
Redwood City, California 94063
(Address of principal executive offices, including zip code)

(650) 241-7900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AVGR	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On August 12, 2024, Avinger, Inc. (the “Company”) held its previously announced Special Meeting of Stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders voted on the proposals listed below, each of which was described in the Company’s definitive proxy statement for the Special Meeting, filed with the Securities and Exchange Commission on July 11, 2024.

The matters submitted for a vote and the related results are set forth below:

Proposal No. 1 - To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of common stock upon exercise of certain warrants issued in connection with our best efforts offering pursuant to a certain securities purchase agreement and certain letter agreement: The approval of the issuance of shares of common stock upon exercise of the warrants was approved.

Votes For	Votes Against	Abstentions	Broker Non-votes

3,430,344	125,627	2,949	-

Proposal No. 2 - A proposal to approve the adjournment of the Special Meeting, if necessary, to continue to solicit votes in favor of Proposal No. 1: The adjournment of the Special Meeting, if necessary, to continue to solicit votes in favor of the foregoing proposal was approved:

Votes For	Votes Against	Abstentions	Broker Non-votes

3,412,530	125,436	20,954	-

The results reported above are final voting results. Due to the approval of Proposal No. 1, there was no need to adjourn the Special Meeting. No other matters were considered or voted upon at the Special Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVINGER, INC.

Date: August 12, 2024	By:	/s/ Jeffrey M. Soinski
Jeffrey M. Soinski
Chief Executive Officer